Exhibit 99.1

Catalyst Reports Fourth Quarter and Year End Results

2008 Revenues Up 37% to $2.5 Billion

Net Income Increases 28% to $1.16 per Diluted Share

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ROCKVILLE, MD - February 24, 2009 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management company, announced its financial results for the fourth quarter and year ended December 31, 2008. For 2008, the Company reported revenue of $2.5 billion and net income of $50.4 million, or $1.16 per diluted share compared to revenue of $1.9 billion and net income of $39.3 million, or $0.91 per diluted share in the prior year.

“The Company continued to benefit from robust growth as reflected in our financial performance and resulting margin expansion,” said David T. Blair, Chief Executive Officer of Catalyst. “Our primary focus in the fourth quarter was on the successful implementation of new business and the integration of our recent acquisitions.”

The Company confirmed that it is tracking towards its previously stated guidance for 2009 of $3.0 billion in revenue and earnings between $1.35 and $1.45 per share.

Fourth Quarter Results

Revenue for the fourth quarter increased by $155.5 million, or 29.2%, to $687.4 million from $531.9 million in the prior year’s comparable quarter. Total claims processed in the fourth quarter increased to 13.6 million from 11.5 million for the same period in 2007. The increase in prescription volume was primarily due to the addition of new clients.

Gross profit for the fourth quarter increased $11.1 million, to $40.3 million or 5.9% of revenue compared to $29.2 million, or 5.5% of revenue, in the fourth quarter of the prior year.

Fourth quarter operating income increased 35.4% to $20.9 million from $15.4 million in the fourth quarter of 2007. The increase in operating income was primarily due to the increase in gross profit, offset by a $5.6 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facility and vendor costs to implement and serve new clients, evaluation of various strategic opportunities, as well as consolidating the results from the Company’s recent acquisitions. This increase included approximately $1.1 million or $0.02 per diluted share of non-recurring expenditures relating to corporate development activities.

Net income for the fourth quarter of 2008 increased 22% to $14.2 million, or $0.33 per diluted share, including the non-recurring expenditures, compared to the prior year’s net income of $11.6 million, or $0.27 per diluted share.

Full Year Results

Revenue for the year ended December 31, 2008 increased 36.9%, to $2.5 billion from approximately $1.9 billion in the prior year. Total claims processed increased to 52.0 million for the year ended December 31, 2008, up from 41.5 million in 2007. The increase in prescription volume was primarily due to the addition of new clients.

Gross profit for 2008, increased by $32.9 million to $143.3 million, or 5.6% of revenue, compared to $110.4 million, or 5.9% of revenue, in the prior year.

Operating income increased by $19.0 million to $75.4 million in 2008 from $56.4 million in 2007. The increase in operating income was primarily due to the increase in gross profit offset by a $13.9 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to implement and serve new clients, evaluation of various strategic opportunities, as well as consolidating the results from the Company’s recent acquisitions.

Net income for the year ended December 31, 2008 increased 28% to $50.4 million, or $1.16 per diluted share, compared to $39.3 million, or $0.91 per diluted share, in the prior year.

About Catalyst Health Solutions, Inc. (www.catalysthealthsolutions.com):

Catalyst Health Solutions, Inc. (formerly HealthExtras, Inc.) is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than five million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility based out of Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@catalystrx.com

SOURCE:  Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2008	2007	2008	2007
Revenue (excludes member co-payments of $195,623, $171,333, $753,547 and $635,556 for the three and twelve months ended December 31, 2008 and 2007, respectively)	$687,400	$531,928	$2,543,379	$1,857,697

Direct expenses	647,120	502,751	2,400,125	1,747,264
Selling, general and administrative expenses	19,365	13,729	67,822	53,994

Total operating expenses	666,485	516,480	2,467,947	1,801,258

Operating income	20,915	15,448	75,432	56,439
Interest income	607	2,020	4,542	6,634
Interest expense	(76)	(37)	(311)	(162)
Other income (loss)	(2)	58	—	59

Income before minority interest and income taxes	21,444	17,489	79,663	62,970
Minority interest	—	—	—	31

Income before income taxes	21,444	17,489	79,663	62,939
Income tax expense	7,264	5,880	29,269	23,671

Net income	$14,180	$11,609	$50,394	$39,268

Net income per share, basic	$0.33	$0.28	$1.18	$0.95
Net income per share, diluted	$0.33	$0.27	$1.16	$0.91
Weighted average shares of common stock outstanding, basic	42,848	41,977	42,527	41,525
Weighted average shares of common stock outstanding, diluted	43,615	43,274	43,588	43,006

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2008	2007	2008	2007
Retail prescriptions	13,093	11,066	50,150	40,077
Total mail prescriptions	540	403	1,871	1,408

Total prescriptions	13,633	11,469	52,021	41,485
Total adjusted prescriptions(1)	14,713	12,275	55,763	44,301

Adjusted mail order penetration %(2)	11%	10%	10%	10%
Generic utilization %	66%	62%	65%	61%

Gross profit	40,280	29,177	143,254	110,433
Operating income	20,915	15,448	75,432	56,439
Depreciation & amortization	2,929	2,071	10,074	7,897

(1)

Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

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